UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2008

Ameristar Casinos, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-22494	880304799

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada	89169

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 567-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Effective October 20, 2008, Ameristar Casinos, Inc. (the “Company”) entered into an interest rate swap transaction with U.S. Bank National Association (the “Counterparty”). The Company entered into the swap transaction to mitigate the risk associated with the floating interest rate, based on the London Interbank Offered Rate (LIBOR), payable by the Company on $600 million principal amount of the Company’s senior secured revolving debt outstanding under its Credit Agreement, dated as of November 10, 2005, as subsequently amended (the “Credit Agreement”), among the Company, the Counterparty, the various other Agents and Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent. The swap transaction was entered into pursuant to a 1992 ISDA Master Agreement in customary form between the Company and the Counterparty. The Company’s obligations under the swap transaction are secured pursuant to the security provisions of the Credit Agreement.
The swap transaction has an effective date of October 20, 2008 and terminates on July 19, 2010. The Company is obligated to make certain quarterly fixed rate payments to the Counterparty, calculated on a notional amount of $600 million, while the Counterparty is obligated to make certain quarterly floating rate payments to the Company based on three-month LIBOR on the same notional amount. The swap transaction effectively fixes the annual interest rate payable on $600 million of the Company’s revolving debt under the Credit Agreement at 2.98% plus an applicable margin, which is currently 1.75%.
Notwithstanding the terms of the swap transaction, the Company remains obligated for all amounts due and payable under the Credit Agreement. The Company may enter into additional swap transactions or other interest rate protection agreements from time to time in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ameristar Casinos, Inc.
October 22, 2008	By:	/s/ Peter C. Walsh
		Name:	Peter C. Walsh
		Title:	Senior Vice President, General Counsel and Chief Administrative Officer